UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 17, 2024

Oncocyte Corporation

(Exact name of registrant as specified in its charter)

California	1-37648	27-1041563
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Cushing

Irvine, California 92618

(Address of principal executive offices)

(949) 409-7600

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, no par value	OCX	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 17, 2024, the Board of Directors (the “Board”) of Oncocyte Corporation (the “Company”) appointed Andrea James to serve as the Company’s Chief Financial Officer, effective June 17, 2024. Ms. James will also serve as the Company’s Principal Financial Officer. James Liu will continue to serve as the Company’s Senior Director, Controller & Principal Accounting Officer.

Ms. James joined Axon Enterprise in September 2017 as Vice President of Investor Relations. In May 2019, she was promoted to Vice President of Corporate Strategy & Investor Relations. In July 2020, she was promoted to Senior Vice President of Corporate Strategy & Investor Relations. In September 2022, she was promoted to Chief Communications Officer, reporting to the chief financial officer and maintaining her responsibility for investor relations. Ms. James concluded full-time employment at Axon on December 31, 2023 and continued to work as an advisor to Axon through May 2024, to ensure a smooth transition. Previously, Ms. James consulted in a strategic investor relations role for Tesla, Inc., and served as a vice president and senior research analyst for Dougherty & Company (now Colliers Securities), an investment bank, where she researched emerging technologies on behalf of institutional investors. Ms. James holds a B.S. in Computer Information Systems from American University, with a dual-minor in Applied Physics and Communications. She holds an M.S. in Journalism from Northwestern University.

In connection with Ms. James appointment as Chief Financial Officer, Ms. James entered into an employment agreement with the Company (the “Employment Agreement”), effective June 17, 2024. Pursuant to the terms of the Employment Agreement, Ms. James will receive an initial annual base salary of $325,000 (such annual base salary, as may be adjusted by the Board from time to time, the “Base Salary”) and will be eligible to receive an initial annual cash bonus, targeted at 50% of the Base Salary (such target, as may be adjusted by the Board from time to time, the “Annual Bonus”).

If Ms. James’s employment is terminated by the Company without Cause (as defined in the Employment Agreement), or Ms. James resigns from the Company with Good Reason (as defined in the Employment Agreement), the Company shall: (a) pay Ms. James all accrued but unpaid Base Salary and any vacation or paid time off accrued, (b) any vested benefits to which Ms. James or her estate may be entitled to under the Company’s benefit plan’s or applicable law, (c) an amount equal to 12-months of the Base Salary, (d) pay Ms. James an amount equal to a pro-rated portion of the Annual Bonus, (d) reimbursement for an amount equal to the monthly portion of the premium cost of participation in such group health plan that the Company paid for immediately prior to the date of termination for a period of up to 12 months, (e) with respect to each outstanding time-based equity award, if any, accelerated vesting of the next trench of time-based equity that would have vested had Ms. James remained employed through the next applicable vesting date, and (f) with respect to the Performance Equity Award (as defined below), accelerated time vesting of any options that are performance vested as of the date of termination.

The foregoing description of the Employment Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full and complete text of the Employment Agreement, attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2024.

Additionally, in connection with Ms. James’ appointment as Chief Financial Officer, the Board approved the following grants to Ms. James: (a) an Option (as defined in the Company’s 2018 Equity Incentive Plan (the “Plan”)) to purchase 200,000 shares of the Company’s common stock, no par value (“Common Stock”)(the “Stock Option Grant”), and (b) an award of 100,000 Restricted Stock Units (as defined in the Plan)(the “Performance Equity Grant”). Both the Stock Option Grant and the Performance Equity Grant shall be made subject to shareholder approval of an amendment to the Plan, increasing the total number of shares of Common Stock available for grant of awards under the Plan.

Ms. James has no family relationships with any director or executive officer of the Company. There are no arrangements or understandings between Ms. James and any other person pursuant to which Ms. James was appointed as an executive officer. Additionally, there are no transactions involving Ms. James that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	Press Release, dated June 17, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOCYTE CORPORATION

Date: June 17, 2024	By:	/s/ Joshua Riggs
Joshua Riggs
President and Chief Executive Officer